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                                                                    EXHIBIT 23



The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947, and 333-19949) on Form S-8 of United Natural Foods, Inc.
of our reports dated April 15, 1998, relating to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended October 31, 1995, for the nine months ended July 31, 1996, and for the year ended July 31, 1997, and the related schedule, which reports appear in the current report on Form 8-K dated April 28, 1998 of United Natural Foods, Inc.


                                                         KPMG Peat Marwick LLP

Providence, Rhode Island
April 27, 1998